EXHIBIT 10.2

RESTATED EMPLOYMENT AGREEMENT

by and between

BAKER HUGHES INCORPORATED

and

MICHAEL E. WILEY

August 1, 2004

RESTATED EMPLOYMENT AGREEMENT

     This RESTATED EMPLOYMENT AGREEMENT (the “Restated Agreement”), is by and between Michael E. Wiley (the “Executive”) and Baker Hughes Incorporated, a Delaware corporation (the “Company”). The Restated Agreement is dated as of August 1, 2004 (the “Effective Date”).

     WHEREAS, pursuant to an Employment Agreement dated July 17, 2000 (“the 2000 Employment Agreement”), the Executive became the Chief Executive Officer (the “CEO”) of the Company on or about August 14, 2000; and

     WHEREAS, the Company and the Executive executed a Severance Agreement dated July 17, 2000, (the “Severance Agreement”); and

     WHEREAS, the Executive also serves as a member of the Board of Directors of the Company (the “Board”) and has been elected Chairman of the Board; and

     WHEREAS, the Executive has expressed his intent to end his service as an officer and as a director of the Company; and

     WHEREAS, the Executive has agreed to continue his employment with the Company as CEO and to continue as Chairman of the Board until April 30, 2005, subject to the right of the Company, acting through the Board, to request an earlier termination of Executive’s employment as CEO or earlier resignation as Chairman of the Board; and

     WHEREAS, the Company is willing to provide Executive with certain benefits in exchange for his agreement to continue as CEO and as Chairman of the Board as stated above; and

     WHEREAS, the Company and the Executive desire to terminate and extinguish the 2000 Employment Agreement and to terminate and extinguish the Severance Agreement, and to enter into this new, Restated Agreement, and desire to set forth in this Restated Agreement the terms and conditions of the Executive’s employment commencing on August 1, 2004; and

     NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment Period:. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue his employment with the Company and to serve as Chairman of the Board, on the terms and conditions hereinafter set forth. The period of employment of the Executive by the Company shall end on the Executive’s Date of Termination (as defined in Section 7(b) hereof). The

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period commencing with the execution of this Restated Agreement and ending on the Date of Termination shall constitute “the Employment Period.”

2. Position and Duties.

     (a) The Executive shall continue during the Employment Period to serve as the CEO and the Chairman of the Board, in which capacities the Executive shall perform the usual and customary duties of such offices, which shall be those normally inherent in such capacity in U.S. publicly held corporations of similar size and character. The Executive agrees and acknowledges that, in connection with his employment relationship with the Company, the Executive owes fiduciary duties to the Company and will act accordingly. The Executive further agrees that he will devote himself to assist the Board in its search for his successor and otherwise to ensure a smooth transition. In furtherance thereof, the Executive acknowledges and agrees that his service as CEO may be terminated prior to April 30, 2005, but if so requested by the Board, he will continue as a director and Chairman of the Board until April 30, 2005.

     (b) The Executive agrees that during the Employment Period he will continue to devote substantially his full time, attention and energies to the Company’s business and agrees to faithfully and diligently endeavor to the best of his ability to further the best interests of the Company. Until the Date of Termination, the Executive shall not engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. Subject to the covenants of Section 9 herein, this shall not be construed as preventing the Executive from investing his own assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made. Further, subject to Section 9 herein, the Executive may serve as a director of other companies so long as such service is not injurious to the Company, so long as such service does not present the Executive with a conflict of interest, and is approved by the Compensation Committee of the Board.

     (c) In keeping with the Executive’s fiduciary duties to the Company, the Executive agrees that he shall not, directly or indirectly, become involved in any conflict of interest, or upon discovery thereof, allow such a conflict to continue. Moreover, the Executive agrees that he shall promptly disclose to the Board any facts which might involve any reasonable possibility of a conflict of interest, or be perceived as such.

     (d) Circumstances in which a conflict of interest on the part of the Executive would or might arise, and which should be reported immediately by the Executive to the Board, include the following: (i) ownership of a material interest in, acting in any capacity for, or accepting directly or indirectly any payments, services or loans from a supplier, contractor, subcontractor, customer or other entity with which the Company does business (other than severance, employment termination or retirement benefits or payments that Executive receives from BP Amoco PLC, Atlantic Richfield Company or Vastar Resources, Inc. in connection with his prior employment and relationship with those companies); (II) misuse of information or facilities to which the Executive has access in a manner which will be detrimental to the Company’s interest; (iii) disclosure

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or other misuse of Confidential Information (as defined in Section 9); (iv) acquiring or trading in, directly or indirectly, other properties or interests connected with the design, manufacture or marketing of products designed, manufactured or marketed by the Company; (v) the appropriation to the Executive or the diversion to others, directly or indirectly, of any opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and (vi) the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company or its dealers and distributors or acting as a director, officer, partner, consultant, employee or agent of any enterprise which is in competition with the Company or its dealers or distributors.

     (e) Further, the Executive covenants, warrants and represents that he shall during the Employment Period:

     (i) Devote his full and best efforts to the fulfillment of his employment obligations;

     (ii) Exercise the highest degree of fiduciary loyalty and care and the highest standards and conduct in the performance of his duties; and

     (iii) Endeavor to prevent any harm, in any way, to the business or reputation of the Company.

3. Place of Performance. In connection with the Executive’s employment by the Company, the Executive’s principal business address shall be at the Company’s current principal executive offices in Houston, Texas (the “Principal Place of Employment”) or in such other place as the Executive and the Company may agree.

4. Compensation and Related Matters.

     (a) Base Salary. During the Employment Period, the Company shall pay the Executive his accrued annual base salary (“Base Salary”) in regular installments in accordance with the Company’s payroll practices. The Base Salary is One Million Fourteen Thousand Three Hundred Dollars ($1,014,300) and it will not be increased during the Employment Period.

     (b) Bonuses. During the Employment Period, the Executive shall continue to be eligible to participate in the Company’s Incentive Compensation Plan and to receive a bonus (the “2004 Annual Bonus”). The amount of the 2004 Annual Bonus will be determined by the Compensation Committee of the Board of Directors with reference to the formal written objectives set forth for Executive’s position of Chief Executive Officer of the Company in the Incentive Compensation Plan. If the results for Baker Hughes Incorporated for 2004 exceed Over Achievement, the excess portion that would otherwise be “banked” will be paid to Executive as part of his 2004 Annual Bonus. The 2004 Annual Bonus will be paid by March 31, 2005, unless pursuant to Section 6 (other than 6(c)) the Company terminates Executive’s employment prior to December 31, 2004, in which case the full Expected Value (“EV”) of Executive’s bonus will be paid on

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the Date of Termination, or as soon thereafter as administratively feasible. As provided in Section 8(d), Executive shall be paid the additional sum of Three Hundred Fifty Thousand Dollars ($350,000) (hereinafter referred to as the “2005 Annual Bonus”).

     (c) Equity-Based Compensation. In 2002, the Company issued to the Executive Forty Thousand (40,000) restricted shares of Common Stock of the Company. Vesting of those restricted shares that would have otherwise vested after the termination of the Employment Period will be accelerated and vest upon the execution of this Restated Agreement. Executive will hold and not sell or otherwise transfer ownership of those Forty Thousand (40,000) shares prior to the Termination Date, other than shares sold for tax purposes upon vesting.

     The terms of Executive’s current outstanding stock options will be amended once approved by the Board in order that (1) all options currently outstanding will immediately vest upon the Date of Termination, and (2) Executive will have up to three years from the Termination Date, but not later than the Expiration Date of the options, to exercise the respective option. No further option grants will be issued to Executive beyond those that have already been issued or approved by the Board (i.e. Executive will receive the options to be issued in July 2004 but no new options after that time), nor shall Executive participate in any other new grants or programs including, but not limited to, the 2004-2006 and the 2005-2007 long-term performance plan.

     (d) Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred during the Employment Period by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. On or shortly after the Date of Termination, the Executive will prepare and submit a final expense account reimbursement request for expenses incurred prior to the Termination Date. Executive agrees in accordance with Texas Labor Code § 61.018(c) that the Company may deduct from any payments Executive would otherwise be entitled to receive any amounts that Executive owes to the Company as of the Termination Date.

(e) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans and arrangements made available by the Company to its other senior executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, and shall be entitled to all perquisites and special benefits suitable to the character of the Chief Executive Officer, including, but not limited to, executive life insurance, club memberships (provided that, any memberships owned by the Company will revert to the Company after the Date of Termination), financial planning (including tax return preparation), an annual physical examination, security monitoring at his residences, phone/internet access at his residences and other perquisites that may be

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added with the approval of the Compensation Committee of the Board of Directors of the Company, each within the limitations of the Company’s Executive Perquisite Program. The pool of perquisite dollars that will be available to the Executive under the Company’s Executive Perquisite Program is Twenty Five Thousand Dollars ($25,000). Notwithstanding the foregoing, the Company shall have the right to change, amend or discontinue any benefit plan, program, or perquisite, so long as such changes are similarly applicable to senior executive officers of the Company generally.

     (f) Vacation. During the Employment Period, the Executive is entitled to accrue and use five weeks (i.e., 25 days) of vacation per annum.

     (g) Services Furnished. During the Employment Period, the Executive shall at all times be provided with office space, stenographic assistance and such other facilities and services as are suitable to his position and no less favorable than those being provided to the Executive by the Company as of the date hereof.

5. Offices. Subject to Sections 2,3 and 4 hereof, the Executive agrees to continue to serve without additional compensation, if elected or appointed thereto, as a director of any of the Company’s subsidiaries and as a member of any committees of the board of directors of any such corporations, and in one or more executive positions of any of the Company’s subsidiaries; provided, that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently or may be provided to any other director of the Company, any of its subsidiaries, or in connection with any such executive position, as the case may be. This indemnity is in addition to and not in replacement of the Company’s obligations to provide indemnity pursuant to Section 10 hereof.

6. Termination. The Employment Period shall end on April 30, 2005, unless Executive’s employment is terminated before then in accordance with any of the provisions of Section 6 or 7.

     (a) Death. The Executive’s employment hereunder shall terminate upon his death.

     (b) Disability. If as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties hereunder for the entire period of ninety (90) days in the aggregate during any period of twelve (12) consecutive months or it is reasonably expected that such disability will exist for more than such period of time, and within thirty (30) days after written Notice of Termination (as defined in Section 7) is given (which notice may be given during such ninety (90) day period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive’s employment hereunder for “Disability.”

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     During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), the Executive shall continue to receive his Base Salary at the rate in effect at the beginning of such period as well as all other payments and benefits set forth in Section 4 hereof, reduced by any payments made to the Executive during the Disability Period under the disability benefit plans of the Company then in effect or under the Social Security disability insurance program.

     (c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Restated Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon the occurrence of any of the following events:

     (i) the Executive is convicted of an act of fraud, embezzlement, theft or other criminal act constituting a felony;

     (ii) a material breach by the Executive of any provision of this Restated Agreement;

     (iii) the failure by the Executive to perform any and all covenants contained in Sections 2(c), 2(d), 2(e) and 9 of this Restated Agreement for any reason other than the Executive’s death, Disability or following the Executive’s delivery of a Notice of Termination for Good Reason; or

     (iv) a material breach by the Executive of the Company’s Standards of Ethical Conduct;

provided, that, the Executive shall have thirty (30) business days from the date on which the Executive receives the Company’s Notice of Termination for Cause under clause (ii), (iii) or (iv) above to remedy any such occurrence otherwise constituting Cause under such clause (ii), (iii) or (iv).

     Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in this Section 6(c) and specifying the particulars thereof in detail.

     (d) Good Reason. The Executive may terminate his employment hereunder for “Good Reason.” Good Reason for the Executive’s termination of employment shall mean the occurrence, without the Executive’s prior written consent, of any one or more of the following;

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     (i) the assignment to the Executive of any duties inconsistent with the Executive’s position (including status, office, title and reporting requirements), authorities, duties or other responsibilities as contemplated by Section 2 of this Restated Agreement;

     (ii) the relocation of the Principal Place of Employment to a location more than fifty (50) miles from the Principal Place of Employment;

     (iii) any reduction in the Executive’s Base Salary as set forth in Section 4(a) hereof;

     (iv) a material breach by the Company of any provision of this Restated Agreement;

provided, in any case, that the Company shall have thirty (30) business days from the date on which the Company receives the Executive’s Notice of Termination for Good Reason to remedy any such occurrence otherwise constituting Good Reason.

     (e) Termination as CEO with Continuing Service as a Director and Chairman of the Board. The Board may terminate the Executive’s service as CEO, but request that he continue in his role as a director and Chairman of the Board until April 30, 2005.

     (f) Subject to the continuing duty to make all payments as provided under Section 8, either party may terminate this Restated Agreement at any time by giving prior written notice in accordance with Section 7 below.

7. Termination Procedure.

     (a) Notice of Termination. Any termination before April 30, 2005, other than by death (Section 6(a)), shall be communicated by written Notice of Termination in accordance with Section 12. A “Notice of Termination” shall indicate the specific termination provision in this Restated Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination.

     (b) Date of Termination. “Date of Termination” shall mean April 30, 2005, provided that,

     (i) if the Executive’s employment is terminated by death (Section 6(a)), the Date of Termination will be the date of the Executive’s death,

     (ii) if the Executive’s employment is terminated by disability (Section 6(b)), the Date of Termination will be thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and

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     (iii) if the Executive’s employment is terminated for any other reason, the Date of Termination will be the date specified in the Notice of Termination, but not earlier than the date such Notice is delivered and not later than thirty (30) days following the date on which such Notice is delivered. Notwithstanding the foregoing, if the Board terminates the Executive’s role as CEO but requests that he continue as a director and Chairman of the Board, the Date of Termination shall be the date specified in the Notice of Termination as to when the Executive is requested to resign as a director and Chairman of Board with such date not being later than April 30, 2005.

8. Compensation upon Termination or During Disability.

     (a) Accrued Obligation Defined. For purposes of this Restated Agreement, payment of the “Accrued Obligation” shall mean:

     (i) payment by the Company to the Executive (or his designated beneficiary or legal representative, as applicable), when due, of all vested benefits to which the Executive is entitled under the terms of the employee benefit plans in which the Executive is a participant as of the Date of Termination, including:

•	distribution of Executive’s vested Thrift Plan account balance in accordance with the terms of the plan, when and if Executive elects to receive such a distribution, and

•	payment of the vested amounts in Executive’s Supplemental Retirement Plan account according to his elections previously submitted.

     (ii) any obligation of the Company to offer Executive the opportunity to continue health insurance coverage in accordance with the provisions of COBRA; and

     (iii) a lump sum amount in cash equal to the Executive’s Base Salary through the Date of Termination.

     In accordance with the terms of the Thrift Plan, the Pension Plan, and the Supplemental Retirement Plan, the Executive forfeits any unvested amounts in those plan accounts, and thus those unvested amounts do not constitute any part of the Accrued Obligation and will not otherwise be paid to the Executive.

     (b) By the Company for Cause. If during the Term the Executive’s employment is terminated by the Company pursuant to Section 6(c) hereof, the Company shall pay to the Executive the Accrued Obligation.

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     (c) By the Executive Without Good Reason. If during the Term the Executive terminates his employment for any reason other than Good Reason, the Company shall pay to the Executive the Accrued Obligation. The Executive shall not have breached this Restated Agreement if he terminates his employment for any reason.

     (d) Death, Disability, by the Company Without Cause, by the Executive for Good Reason, or on April 30, 2005. If during the Term the Executive’s employment is terminated pursuant to Sections 6(a) or (b), due to Death or Disability, respectively, or by the Company other than for Cause, or by the Executive for Good Reason, or on April 30, 2005, then

     (i) the Company shall pay the Executive a lump sum equal to the total of the following (minus any tax withholdings and any amounts that may have already been paid; e.g., the 2004 Annual Bonus):

•	the Accrued Obligation,

•	any then unpaid portion of the Base Salary that would have otherwise been paid through April 30, 2005,

•	payment for any unused vacation days that would have otherwise accrued through April 30, 2005,

•	the 2004 Annual Bonus,

•	the 2005 Annual Bonus, and

•	Five Hundred Thousand Dollars ($500,000) in consideration of Executive’s agreement to remain an employee through April 30, 2005, or such earlier date determined by the Board, and in consideration of Executive’s agreement to terminate the Severance Agreement.

     (ii) All options currently outstanding will immediately vest upon the Date of Termination and Executive will have up to three years from the Termination Date, but not later than the Expiration Date of the options, to exercise the respective option.

The Company agrees that, if the Executive’s employment with the Company terminates for any reason before April 30, 2005, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Section 8. Further, the amount of any payment or benefit provided for in this Restated Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

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Payments to the Executive under this Section 8 shall be made within thirty (30) days following the Date of Termination. Following such payment, the Company shall have no further obligations to the Executive other than as may be required by law or the terms of an employee benefit plan of the Company. All such payments (other than the Accrued Obligation) are contingent upon the Executive’s execution (or, if applicable, execution by his designated beneficiary or legal representative) of a release substantially in the form of Exhibit A hereto.

9. Confidential Information: Non-Competition: Non-Solicitation.

     (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company and its businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not have been or hereafter become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Restated Agreement) (hereinafter being collectively referred to as “Confidential Information”). For the avoidance of doubt, Confidential Information shall not include information that:

     (i) was already in Executive’s possession before he became an employee and officer of the Company; provided that the information is not known by the Executive to be subject to another confidentiality agreement with, or other obligation of secrecy to, the Company or any of its subsidiaries;

     (ii) becomes generally available to the public other than as a result of a disclosure by the Executive; or

     (iii) becomes available to the Executive on a non-confidential basis from a source other than the Company or any of its subsidiaries or any of their respective directors, officers, employees, agents or advisors; provided that such source is not known by the Executive to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or any of its subsidiaries.

The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company. Any termination of the Executive’s employment or of this Restated Agreement shall have no effect on the continuing operation of this Section 9(a). The Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment hereunder for any reason.

     (b) Non-Competition. The Company promises that during the Employment Period and before any termination pursuant to Section 6(e), above, it will provide Executive with access to the Company’s Confidential Information, including Confidential

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Information that the Executive has not seen prior to the execution of this Restated Agreement. The parties intend and agree that this promise by the Company is binding and not illusory. To enforce the Executive’s promises set forth in Section 9(a) above, and in exchange for and ancillary to the Company’s promise to provide Executive with access to Confidential Information as set forth herein, Executive promises that for a period of two (2) years following the Date of Termination (such period following the Employment Period, the “Restricted Period”), the Executive shall not engage in Competition, as defined below, with the Company; provided that it shall not be a violation of this Section 9(b) for the Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a corporation registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not actively participate in the business of such corporation until such time as this covenant expires.

     For purposes of this Restated Agreement, “Competition” by the Executive means the Executive’s engaging in. or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder. member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the business of the Company as the same shall be constituted at any time during his employment with the Company.

     (c) Non-Solicitation. During the Restricted Period, the Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

     (i) solicit from any customer doing business with the Company as of the Date of Termination that is known to Executive, business of the same or of a similar nature to the business of the Company with such customer;

     (ii) solicit from any potential customer of the Company that is known to the Executive business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to such Date of Termination;

     (iii) solicit the employment or services of any person who was known to be employed by or was a known consultant to the Company upon the Date of Termination, or within six (6) months prior thereto; or

     (iv) other wise knowingly interfere with the business or accounts of the Company.

     The Executive and the Company agree and acknowledge that the Company has a substantial and legitimate interest in protecting the Company’s Confidential

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Information and goodwill. The Executive and the Company further agree and acknowledge that the provisions of this Section 9 are reasonably necessary to protect the Company’s legitimate business interests and are designed to protect the Company’s Confidential Information and goodwill.

     The Executive agrees that the scope of the restrictions as to time, geographic area, and scope of activity in this Section 9 are reasonably necessary for the protection of the Company’s legitimate business interests and are not oppressive or injurious to the public interest. The Executive agrees that in the event of a breach or threatened breach of any of the provisions of this Section 9 the Company shall be entitled to injunctive relief against the Executive’s activities to the extent allowed by law, and the Executive waives any requirement for the posting of any bond by the Company in connection with such action. The Executive further agrees that any breach or threatened breach of any of the provisions of Section 9(a) would cause injury to the Company for which monetary damages alone would not be a sufficient remedy.

     (d) Publicity. The Executive agrees that the Company may use, and hereby grants the Company the nonexclusive and worldwide right to use, the Executive’s name, picture, likeness, photograph, signature or any other attribute of the Executive’s persona (all of such attributes are hereafter collectively referred to as “Persona”) in any media for any advertising, publicity or other purpose at any time, either during or subsequent to his employment by the Company. The Executive agrees that such use of his Persona will not result in any invasion or violation of any privacy or property rights the Executive may have; and the Executive agrees that he will receive no additional compensation for the use of his Persona. The Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his Persona by the Company shall be and are the sole property of the Company.

10. Indemnification: Legal Fees. The Company shall indemnify the Executive to the fullest extent permitted by the laws of the Company’s state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive. The Executive will be entitled to the benefit of any insurance policies the Company may elect to maintain generally for the benefit of its officers and directors against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being a director or officer of the Company. Executive’s Indemnification Agreement with the Company dated December 3, 2003 shall survive the termination of employment.

11. Successors: Binding Agreement.

     (a) Company’s Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and

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agree to perform this Restated Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Restated Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Restated Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Restated Agreement by operation of law.

     (b) Executive’s Successors. This Restated Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Restated Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.

12. Notice. For the purposes of this Restated Agreement, notices, demands and all other communications provided for in this Restated Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Mr. Michael E. Wiley
10930 Kemwood Drive
Houston, Texas 77024

If to the Company:

Baker Hughes Incorporated
3900 Essex Lane, Suite 1200
Houston, Texas 70027
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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13. Amendment or Modification; Waiver. No provisions of this Restated Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board or its compensation committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Restated Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The Company has not made any promise or entered into any agreement that is not expressed in this Restated Agreement, and Executive is not relying upon any statement or representation of any agent of the Company. In executing this Restated Agreement, Executive is relying solely on his judgment and has elected not to be represented by legal counsel in connection with this Restated Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which is not set forth expressly in this Restated Agreement.

14. Dispute Resolution. Any dispute or controversy arising under or in connection with this Restated Agreement, the Executive’s employment by the Company or the Executive’s compensation or benefits (a “Dispute”) shall be settled in accordance with the procedures described in this Section 14.

     (a) First, the parties shall attempt in good faith to resolve any Dispute promptly by negotiations between the Executive and executives or directors of the Company who have authority to settle the Dispute. Either party may give the other disputing party written notice of any Dispute not resolved in the normal course of business. Within five days after the effective date of that notice, the Executive and such executives or directors of the Company shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. The first of those meetings shall take place within 30 days of the effective date of the disputing party’s notice. If the Dispute has not been resolved within 60 days of the disputing party’s notice, or if the parties fail to agree on a time and place for an initial meeting within five days of that notice, either party may initiate mediation and arbitration of the Dispute as provided hereinafter. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiators shall be given at least three business days’ notice of that intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 14 shall be treated as compromise and settlement negotiations for the purposes of applicable rules of evidence and procedure.

     (b) Second, if the Dispute is not resolved through negotiation as provided in Section 14(a), either disputing party may require the other to submit to non-binding mediation with the assistance of a neutral, unaffiliated mediator. If the parties encounter difficulty in agreeing upon a neutral, they shall seek the assistance of the American Arbitration Association in the selection process.

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     (c) Any Dispute that has not been resolved by the non-binding procedures provided in Sections 14(a) and 14(b) within 90 days of the initiation of the first of the procedures shall be finally settled by arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules of the American Arbitration Association or of such similar organization as the parties hereto may mutually agree; provided that if one party has requested the other to participate in a non-binding procedure and the other has failed to participate within 30 days of the written request, the requesting party may initiate arbitration before the expiration of the period. The arbitration shall be conducted by three independent and impartial arbitrators. Executive shall appoint one arbitrator, the Company shall appoint a second arbitrator, and a third arbitrator not appointed by the parties shall be appointed by the first two arbitrators selected. The arbitration shall be held in Houston, Harris County, Texas. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrators shall award the prevailing party in the arbitration its costs and expenses, including reasonable attorney’s fees, incurred in connection with the Dispute. The arbitrators shall not award any amount to either the Executive or the Company m excess of the compensation, employee benefits and indemnification amounts that the Company paid or should have paid to the Executive pursuant to this Restated Agreement.

     (d) Notwithstanding the Dispute resolution provisions of this Section 14, either party may bring an action in a court of competent jurisdiction in an effort to enforce the provisions of this Section 14 and to seek injunctive relief to protect the party’s rights pending resolution of a Dispute pursuant to this Section 14, including, without limitation, the Company’s rights pursuant to Section 9 of this Restated Agreement.

15. Governing Law. The validity, interpretation, construction and performance of this Restated Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.

16. Miscellaneous. All references to sections of any statute shall be deemed also to refer to any successor provisions to such sections. The obligations of the parties under Sections 8, 9, 10 and 14 hereof shall survive the expiration of the Term. The compensation and benefits payable to the Executive or his beneficiary under Section 8 of this Restated Agreement shall be in lieu of any other severance benefits to which the Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy or arrangement of the Company, including the Severance Agreement which is superseded by this Restated Agreement.

17. Severability. The invalidity or unenforceability of any provision or provisions of this Restated Agreement shall not affect the validity or enforceability of any other provision of this Restated Agreement, which shall remain in full force and effect. Should any one or more of the provisions of this Restated Agreement be held to be excessive or unreasonable as to duration, geographical scope or activity, then that provision shall be construed by limiting and reducing it so as to be reasonable and enforceable to the extent compatible with the applicable law.

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18. Counterparts. This Restated Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. Release. In consideration of the benefits and compensation which may be awarded to the Executive pursuant to Section 8 of this Restated Agreement, the Executive hereby agrees to execute and be bound by, as a condition precedent to receiving said benefits and compensation, the Release attached hereto as Exhibit A, such Release being incorporated herein by reference.

20. Entire Agreement. By mutual agreement, this Restated Agreement constitutes a novation that serves to extinguish and replace the obligations created by the 2000 Employment Agreement, such that the parties hereto intend that the 2000 Employment Agreement no longer has any force or effect. The parties agree that this Restated Agreement constitutes an agreement in writing sufficient to satisfy Section 13 of the 2000 Employment Agreement. By mutual agreement this Restated Agreement and Section 8(c)(iii), above, also constitutes a novation that serves to extinguish and replace the obligations created by the Severance Agreement, such that the parties hereto intend that the Severance Agreement no longer has any force or effect. The parties agree that this Restated Agreement constitutes an agreement in writing sufficient to satisfy Section 11 of the Severance Agreement, and that no Change in Control had occurred prior to the execution of this Restated Agreement. Accordingly, this Restated Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein (including the obligation, if any, to pay severance in the event of a Change in Control occurring prior to April 30, 2005) and, as of the Effective Date, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; provided, that the confidentiality provisions set forth in Section 3.D. of the Letter Agreement dated April 28, 2004, shall not be superseded hereby.

21. Effectiveness. This Restated Agreement shall become effective upon approval of the Board of Directors of the Company. The Company shall provide a certified copy of the resolution evidencing such approval as soon as practical after such approval.

     IN WITNESS WHEREOF, the parties have executed this Restated Agreement on the date first above written.

AGREED AND ACCEPTED:		BAKER HUGHES INCORPORATED

By:	/s/ Michael E. Wiley MICHAEL E. WILEY	By:	/s/ H. John Riley, Jr. H. JOHN RILEY, JR. Lead Director

EXHIBIT A

RELEASE

     The Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company (as defined in Executive Restated Employment Agreement) and its affiliated companies and their directors, officers, employees and representatives, (collectively “Releasees”), from any and all claims, liabilities, obligations, damages, causes of action, demands, costs, losses and/or expenses (including attorneys’ fees) of any nature whatsoever, whether known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, and the Federal Age Discrimination in Employment Act, which the Executive claims to have against any of the Releasees (in each case, except as to indemnification provided by (a) the Executive’s Employment Agreement with the Company (as amended or superceded from time to time) and/or (b) by the Company’s bylaws and any indemnification agreement or arrangement permitted by Section 145 of the Delaware General Corporation Law and by directors, officers and other liability insurance coverages to the extent the Executive would have enjoyed such coverages had the Executive remained a director or officer of the Company). In addition, the Executive waives all rights and benefits afforded by any state laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in his favor at the time of executing the release which, if known by him, must have materially affected the Executive’s settlement with the other person. The only exception to the foregoing are claims and rights that may arise after the date of execution of this Release.

     The Executive represents and acknowledges that in executing this Release he does not rely and has not relied upon any representation or statement, oral or written, not set forth herein or in the Agreement made by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Release, the Agreement or otherwise.

The Executive understands and agrees that:

A.	He has had a period of 21 days within which to consider whether he desires to execute this Agreement, that no one hurried him into executing this Agreement during that 21-day period, and that no one coerced him into executing this Agreement.

B.	He has carefully read and fully understands all of the provisions of this Agreement, and declares that the Agreement is written in a manner that he understands.

C.	He is, through this Agreement, releasing the Releasees from any and all claims he may have against the Releasees, and that this Agreement constitutes a release and discharge of claims arising under the Federal Age Discrimination in Employment Act, 29 U.S.C. §§ 621-634, including the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f).

D.	He declares that his agreement to all of the terms set forth in this Release is knowing and is voluntary.

E.	He knowingly and voluntarily intends to be legally bound by the terms of this Release.

F.	He was advised and hereby is advised in writing to consult with an attorney of his choice concerning the legal effect of this Release prior to executing this Release.

G.	He understands that rights or claims that may arise after the date this Agreement is executed are not waived.

H.	He understands that, in connection with the release of any claim of age discrimination, he has a period of seven days to revoke his acceptance of this Release, and that he may deliver notification of revocation by letter or facsimile addressed to the Vice President & General Counsel of the Company, at 3900 Essex Lane, Suite 1200, Houston, TX 77027, or (713) 439.8718. Executive understands that this Agreement will not become effective and binding with respect to a claim of age discrimination until after the expiration of the revocation period. The revocation period commences when Executive executes this Agreement and ends at 11:59 p.m. on the seventh calendar day after execution, not counting the date on which Executive executes this Agreement. Executive understands that if he does not deliver a notice of revocation before the end of the seven-day period described above, that this Agreement will become a final, binding and enforceable release of any claim of age discrimination. This right of revocation shall not affect the release of any claim other than a claim of age discrimination arising under federal law.

I.	He understands that nothing in this Agreement shall be construed to prohibit Executive from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

AGREED AND ACCEPTED, on this 2nd day of August 2004.

/s/Michael E. Wiley

Michael E. Wiley